Exhibit 99.1

Company Press Release

August 10, 2016	Flowers Foods (NYSE: FLO)

FLOWERS FOODS, INC. REPORTS SECOND QUARTER 2016 RESULTS

THOMASVILLE, Ga. – Flowers Foods, Inc. (NYSE: FLO), producer of Nature’s Own, Wonder, Tastykake, and other bakery foods, today reported financial results for the company’s 12-week second quarter ended July 16, 2016.

Summary:

Compared to the prior year second quarter where applicable

•	Sales increased 5.2% to $935.0 million. Acquisitions of Dave’s Killer Bread (DKB) and Alpine Valley Bread (Alpine) contributed 5.6% to the overall sales increase.

•	Diluted EPS remained unchanged at $0.24.

•	Adjusted diluted EPS increased 4.0% to $0.26.(1)

•	Net income decreased 1.2% to $51.2 million, adjusted net income(1) increased 1.5%.

•	Adjusted EBITDA(2) increased 5.2% to $118.7 million.

•	Revised guidance for the year ending December 31, 2016:

•	Sales range of $3.930 billion to $3.986 billion.

•	Diluted EPS range of $0.88 to $0.93.

•	Adjusted diluted EPS(1) range of $0.90 to $0.95.

•	Launched Project Centennial, a comprehensive business and operational review.

(1)	See reconciliations of non-GAAP measures in the financial statements following this release.
(2)	Earnings before Interest, Taxes, Depreciation and Amortization. See reconciliations of non-GAAP measures in the financial statements following this release.

CEO’s Remarks

“Benefiting from strong consumer demand for organic breads, our two recent acquisitions, DKB and Alpine, along with expansion markets, drove sales growth in the second quarter, offsetting sales declines in our core markets due to competitive pressures,” said Allen Shiver, Flowers Foods president and CEO. “Over the past five years, we have built a strong competitive position in the marketplace, as we made strategic acquisitions to extend our geographic reach and enhance our portfolio of brands. I am confident that with Project Centennial, an in-depth review of our operations, we can enhance shareholder value by identifying new avenues for growth, as well as focusing on ways to become a more efficient and profitable organization better able to deliver long-term value for shareholders.”

Revised Fiscal 2016 Guidance

Due to increased competitive activity and weak category volumes, the company lowered its outlook for fiscal 2016 sales, diluted EPS, and adjusted diluted EPS. Sales are now expected to be in the range of $3.930 billion to $3.986 billion, representing growth of approximately 4.0% to 5.5% over fiscal 2015 reported sales of $3.779 billion. EPS is now expected to be in the range of $0.88 to $0.93, representing a change of approximately -1.1% to +4.5% over fiscal 2015 EPS of $0.89. Adjusted EPS is now expected to be in the range of $0.90 to $0.95, representing a change of approximately -2.2% to +3.3% over fiscal 2015 adjusted EPS of $0.92.

Commenting on the revised guidance, Shiver said, “Our revised guidance takes into consideration soft consumer demand in the bakery category, as well as heightened promotional activity in our industry. The Flowers team has significant experience successfully navigating periods of heightened promotional activity like we are currently seeing, and we have already taken steps to address underperforming markets to improve profitability. Those markets have begun steady improvement, and as sales grow, the company expects to leverage costs and realize efficiencies.

“As always, we continue to manage Flowers for the long-term,” Shiver continued, “and so far this year, we’ve made good strides building share in growing market segments, extending our geographic reach, and investing in bakeries to support our growth. Even though these activities required time and investment, we are confident they are the right things to do in order to build sustainable value.”

Project Centennial: Comprehensive Business and Operational Review

Recognizing the challenges facing food companies today, the company has teamed with Accenture and launched Project Centennial, an enterprise-wide business and operational review. Through this project, Flowers is evaluating opportunities to enhance revenue growth, streamline operations, drive efficiencies, and make investments that strengthen its competitive position and improve margins over the long term. The project is in its early stages, and the company expects to provide additional information and details later in the year.

Consolidated Second Quarter 2016 Results Commentary

Consolidated sales for the quarter were $935.0 million, an increase of 5.2% compared to the prior year second quarter. Of Flowers’ consolidated sales increase, acquisitions contributed 5.6%, pricing/mix decreased 0.5%, and volume increased 0.1%.

Consolidated net income for the quarter was $51.2 million, a decrease of 1.2%. Adjusted net income was $54.0 million, an increase of 1.5%.

When compared to the prior year, net income and adjusted net income were positively affected by the increase in adjusted EBITDA described below. Negatively impacting net income and adjusted net income was the increase in depreciation and amortization expense, the increase in net interest expense, and increased certain litigation and consulting costs. Additionally, net income was affected by a pension settlement loss this year and an asset impairment last year.

Consolidated adjusted EBITDA for the quarter was $118.7 million, an increase of 5.2%. Adjusted EBITDA margin was 12.7%, unchanged from the year-ago quarter. As a percentage of sales, declines in input costs (ingredients, packaging, and utilities), distributor distribution fees, and employee incentive costs were offset by increases in workforce-related costs, outside purchased products, marketing expenses (primarily due to the rollout of DKB), and legal and consulting costs (primarily due to distributor litigation and Project Centennial).

Diluted EPS in the second quarter 2016 was $0.24, equal to the year-ago quarter. Excluding costs associated with a pension de-risking settlement, adjusted diluted EPS was $0.26, an increase of $0.01 per share, or 4.0%, when compared to second quarter 2015 adjusted diluted EPS of $0.25. In the second quarter of 2015, adjusted diluted EPS excluded an asset impairment of $0.01 per share.

When compared to the prior year, diluted EPS and adjusted diluted EPS were positively affected by the increase in adjusted EBITDA described above and a reduction in the average number of diluted shares outstanding. The increase in depreciation and amortization expense, net interest expense, and increased certain litigation and consulting costs negatively affected diluted EPS and adjusted diluted EPS.

Cash Flow

During the quarter, cash flow from operating activities was $73.2 million, capital expenditures were $17.8 million, and dividends paid were $33.4 million.

DSD Segment Second Quarter Results Commentary

Direct-Store-Delivery (DSD) segment sales for the quarter were $785.8 million, an increase of 4.5% compared to the prior year second quarter. Of this increase, the DKB acquisition contributed 5.4%, volume decreased 1.8%, and pricing/mix increased 0.9%. Excluding the DKB acquisition, positive price/mix in the branded retail category was more than offset by volume declines in the category driven by the competitive marketplace. Branded soft variety and specialty loaf bread experienced the largest declines, partially offset by growth in branded cake and buns and rolls. Non-retail and other sales decreased modestly primarily due to volume declines.

DSD segment operating income for the quarter was $80.1 million, an increase of 2.6% compared to the prior year second quarter. Operating margin for the DSD segment was 10.2% in the second quarter, as compared to 10.4% in the prior year quarter. Items positively impacting DSD segment operating income and adjusted EBITDA are described below. Negatively impacting DSD segment operating income was higher depreciation and amortization expense. In the second quarter of 2015, DSD segment operating income was negatively impacted by an asset impairment charge of approximately $2.3 million.

DSD segment EBITDA for the quarter was $108.1 million, an increase of 0.7% compared to the prior year second quarter, adjusted for an asset impairment. EBITDA margin for the DSD segment was 13.8% in the second quarter, as compared to 14.3% in the prior year quarter, adjusted for an asset impairment. As a percentage of sales, declines in input costs and distributor distribution fees were more than offset by higher workforce-related costs, purchases of co-manufactured product, and legal costs. Going forward, to the extent sales of DKB increase on the DSD network, purchases of co-manufactured product are expected to decline as a percentage of sales, as additional internal capacity comes online. This is expected to be partially offset by higher input and workforce-related costs as a percentage of sales.

Warehouse Segment Second Quarter Results Commentary

Warehouse segment sales for the quarter were $149.3 million, an increase of 9.1% compared to the prior year second quarter. Of this increase, pricing/mix decreased 3.3%, volume increased 5.8%, and the Alpine acquisition contributed 6.6%. Excluding the Alpine acquisition, volume growth of store branded retail, vending, foodservice (driven by new foodservice products for certain customers), and branded bakery/deli items more than offset volume declines of branded retail items and pricing/mix declines largely due to lower foodservice and contract manufacturing pricing/mix.

Warehouse segment operating income for the quarter was $15.7 million, an increase of 12.4% compared to the prior year second quarter. Operating margin for the Warehouse segment was 10.5% in the second quarter, as compared to 10.2% in the prior year quarter. Items positively impacting Warehouse segment operating income and EBITDA are described below. Negatively impacting Warehouse segment operating income was higher depreciation and amortization expense.

Warehouse segment EBITDA for the quarter was $20.3 million, an increase of 15.6% compared to the prior year second quarter. EBITDA margin for the Warehouse segment was 13.6% in the second quarter, as compared to 12.8% in the prior year quarter. As a percentage of sales, increases in workforce-related costs, and input costs were more than offset by increased sales volumes.

Dividends and Share Repurchases

During the quarter, the company settled the accelerated stock repurchase program completed in the first quarter. Year-to-date, the company repurchased approximately 6.9 million shares. Currently, there are 6.8 million shares remaining on the company’s current share repurchase authorization. As in the past, the company expects to continue to make opportunistic share repurchases under this authorization.

Since the beginning of fiscal 2016, through both dividends and share repurchases, the company has returned $191 million to shareholders.

Conference Call

Flowers Foods will broadcast its second quarter 2016 earnings conference call on www.flowersfoods.com at 8:30 a.m. (Eastern) on August 11, 2016. The call can be accessed by clicking on the webcast link on the home page. The call also will be archived on the company’s website.

About Flowers Foods

Headquartered in Thomasville, Ga., Flowers Foods, Inc. (NYSE: FLO) is one of the largest producers of fresh packaged bakery foods in the United States, with 2015 sales of $3.8 billion. Flowers operates bakeries across the country that produce a wide range of bakery products. Among the company’s top brands are Nature’s Own, Wonder, and Tastykake. Learn more at www.flowersfoods.com.

Investor Contact: J.T. Rieck (229) 227-2348

Media Contact: Paul Baltzer (229) 227-2380

Forward-Looking Statements

Statements contained in this press release that are not historical facts are forward-looking statements. Forward-looking statements relate to current expectations regarding our future financial condition, performance and results of operations, planned capital expenditures, long-

term objectives of management, supply and demand, pricing trends and market forces, and integration plans and expected benefits of transactions and are often identified by the use of words and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “would,” “is likely to,” “is expected to” or “will continue,” or the negative of these terms or other comparable terminology. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to (a) competitive conditions in the baked foods industry, including promotional and price competition, (b) changes in consumer demand for our products, including changes in consumer behavior, trends and preferences, including health and whole grain trends, and the movement toward more inexpensive store-branded products, (c) the success of productivity improvements and new product introductions, (d) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer’s business, (e) fluctuations in commodity pricing, (f) energy and raw material costs and availability and hedging and counterparty risk, (g) our ability to fully integrate recent acquisitions into our business, (h) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value; (i) consolidation within the baking industry and related industries; (j) disruptions in our direct-store delivery system, including litigation or an adverse ruling from a court or regulatory or government body that could affect the independent contractor classification of our independent distributors, and (k) the failure of our information technology systems to perform adequately, including any interruptions, intrusions or security breaches of such systems. The foregoing list of important factors does not include all such factors, nor necessarily present them in order of importance. In addition, you should consult other disclosures made by the company, including the risk factors included in our most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) and disclosures made in other filings with the SEC and company press releases, for other factors that may cause actual results to differ materially from those projected by the company. We caution you not to place undue reliance on forward-looking statements, as they speak only as of the date made and are inherently uncertain. The company undertakes no obligation to publicly revise or update such statements, except as required by law.

Information Regarding Non-GAAP Financial Measures

The company prepares its consolidated financial statements in accordance with U.S. Generally Accepted Accounting Principles (GAAP). However, from time to time, the company may present in its public statements, press releases and SEC filings, non-GAAP financial measures such as, EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, adjusted net income, adjusted EPS, adjusted selling, distribution and administrative expenses (SD&A), gross margin excluding depreciation and amortization and the ratio of net debt to adjusted EBITDA. The reconciliations attached provide reconciliations of the non-GAAP measures used in this presentation or release to the most comparable GAAP financial measure. The company’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

The company defines EBITDA as earnings from continuing operations before interest, income taxes, depreciation, amortization and income attributable to non-controlling interest. The company believes that EBITDA is a useful tool for managing the operations of its business and is an indicator of the company’s ability to incur and service indebtedness and generate free cash flow. EBITDA is used as the primary performance measure in the company’s 2014 Omnibus Equity and Incentive Compensation Plan. Furthermore, pursuant to the terms of our credit facility, EBITDA is used to determine the company’s compliance with certain financial covenants. The company also believes that EBITDA measures are commonly reported and widely used by investors and other interested parties as measures of a company’s operating performance and debt servicing ability because EBITDA measures assist in comparing performance on a consistent basis without regard to depreciation or amortization, which can vary significantly depending upon accounting methods and non-operating factors (such as historical cost). EBITDA is also a widely-accepted financial indicator of a company’s ability to incur and service indebtedness.

EBITDA should not be considered an alternative to (a) income from operations or net income (loss) as a measure of operating performance; (b) cash flows provided by operating, investing and financing activities (as determined in accordance with GAAP) as a measure of the company’s ability to meet its cash needs; or (c) any other indicator of performance or liquidity that has been determined in accordance with GAAP.

The company defines adjusted EBITDA, adjusted net income and adjusted net income per diluted share, respectively, excluding the impact of asset impairment charges, acquisition-related costs, and pension plan settlements. The company believes that these measures, when considered together with its GAAP financial results, provides management and investors with a more complete understanding of its business operating results, including underlying trends, by excluding the effects of certain charges.

Net debt to EBITDA is used as a measure of financial leverage employed by the company. Gross margin excluding depreciation and amortization is used as a performance measure to provide additional transparent information regarding our results of operations on a consolidated and segment basis. Changes in depreciation and amortization are separately discussed and include depreciation and amortization for materials, supplies, labor and other production costs and operating activities.

Presentation of gross margin includes depreciation and amortization in the materials, supplies, labor and other production costs according to GAAP. Our method of presenting gross margin excludes the depreciation and amortization components, as discussed above.

The company may from time-to-time discuss SD&A adjusted for items that are not continuing in nature. The reconciliations attached provide reconciliations of the non-GAAP measures used in this presentation or release to the most comparable GAAP financial measure.

Flowers Foods, Inc.

Consolidated Statement of Income

(000’s omitted, except per share data)

	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 28 Week Period Ended	For the 28 Week Period Ended
	July 16, 2016	July 18, 2015	July 16, 2016	July 18, 2015
Sales	$935,025	$888,795	$2,139,377	$2,034,840
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization shown separately below)	477,955	457,253	1,099,145	1,043,169
Selling, distribution and administrative expenses	338,396	318,758	782,935	742,532
Impairment of assets	—	2,275	—	2,275
Depreciation and amortization	32,598	30,468	76,065	70,285
Pension plan settlement loss	4,641	—	4,641	—

Income from operations (EBIT)	81,435	80,041	176,591	176,579
Interest expense, net	(3,010)	(860)	(5,788)	(2,442)

Income before income taxes (EBT)	78,425	79,181	170,803	174,137
Income tax expense	27,270	27,421	60,285	60,988

Net income	$51,155	$51,760	$110,518	$113,149

Net income per diluted common share	$0.24	$0.24	$0.52	$0.53

Diluted weighted average shares outstanding	209,014	212,872	211,230	212,798

Flowers Foods, Inc.

Segment Reporting

(000’s omitted)

	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 28 Week Period Ended	For the 28 Week Period Ended
	July 16, 2016	July 18, 2015	July 16, 2016	July 18, 2015
Sales:
Direct-Store-Delivery	$785,767	$751,969	$1,784,770	$1,718,132
Warehouse Delivery	149,258	136,826	354,607	316,708

	$935,025	$888,795	$2,139,377	$2,034,840

EBITDA:
Direct-Store-Delivery (1)	$108,115	$105,066	$237,138	$239,440
Warehouse Delivery	20,309	17,567	45,328	38,645
Unallocated Corporate (2)	(14,391)	(12,124)	(29,810)	(31,221)

	$114,033	$110,509	$252,656	$246,864

Depreciation and Amortization:
Direct-Store-Delivery	$27,980	$26,995	$65,054	$62,175
Warehouse Delivery	4,599	3,591	10,877	8,371
Unallocated Corporate	19	(118)	134	(261)

	$32,598	$30,468	$76,065	$70,285

EBIT:
Direct-Store-Delivery (1)	$80,135	$78,071	$172,084	$177,265
Warehouse Delivery	15,710	13,976	34,451	30,274
Unallocated Corporate (2)	(14,410)	(12,006)	(29,944)	(30,960)

	$81,435	$80,041	$176,591	$176,579

(1)	The 12 week and 28 week periods ended July 18, 2015 include an asset impairment charge of $2.3 million.
(2)	The 12 week and 28 week periods ended July 16, 2016 include a pension plan settlement loss of $4.6 million.

Flowers Foods, Inc.

Condensed Consolidated Balance Sheet

(000’s omitted)

July 16, 2016
Assets
Cash and Cash Equivalents	$11,592
Other Current Assets	479,930
Property, Plant & Equipment, net	778,160
Distributor Notes Receivable (includes $20,750 current portion)	170,489
Other Assets	50,690
Cost in Excess of Net Tangible Assets, net	1,326,999

Total Assets	$2,817,860

Liabilities and Stockholders’ Equity
Current Liabilities	$339,742
Long-term Debt and Capital Leases (includes $130,359 current portion)	1,026,174
Other Liabilities	299,154
Stockholders’ Equity	1,152,790

Total Liabilities and Stockholders’ Equity	$2,817,860

Flowers Foods, Inc.

Condensed Consolidated Statement of Cash Flows

(000’s omitted)

	For the 12 Week Period Ended	For the 28 Week Period Ended
	July 16, 2016	July 16, 2016
Cash flows from operating activities:
Net income	$51,155	$110,518
Adjustments to reconcile net income to net cash from operating activities:
Total non-cash adjustments	39,791	87,836
Pension contributions and changes in assets and liabilities	(17,796)	(4,497)

Net cash provided by operating activities	73,150	193,857

Cash flows from investing activities:
Purchase of property, plant and equipment	(17,810)	(41,722)
Other	3,164	4,974

Net cash disbursed for investing activities	(14,646)	(36,748)

Cash flows from financing activities:
Dividends paid	(33,372)	(64,609)
Exercise of stock options, including windfall tax benefit	11,280	12,604
Stock repurchases, including accelerated stock repurchases	—	(126,298)
Net (payments of) proceeds from debt borrowings	(37,250)	23,750
Other	961	(5,342)

Net cash disbursed for financing activities	(58,381)	(159,895)

Net increase (decrease) in cash and cash equivalents	123	(2,786)
Cash and cash equivalents at beginning of period	11,469	14,378

Cash and cash equivalents at end of period	$11,592	$11,592

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Earnings per Share to Adjusted Earnings per Share
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 28 Week Period Ended	For the 28 Week Period Ended	For the 52 week Period Ended
	July 16, 2016	July 18, 2015	July 16, 2016	July 18, 2015	January 2, 2016
Net income per diluted common share	$0.24	$0.24	$0.52	$0.53	$0.89
Asset impairment and facility closure costs	—	0.01	—	0.01	0.01
Pension plan settlement loss	0.02	—	0.02	—	—
Acquisition-related costs	—	—	—	—	0.02

Adjusted net income per diluted common share	$0.26	$0.25	$0.54	$0.54	$0.92

	Reconciliation of Net Income to Adjusted EBITDA
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 28 Week Period Ended	For the 28 Week Period Ended
	July 16, 2016	July 18, 2015	July 16, 2016	July 18, 2015
Net income	$51,155	$51,760	$110,518	$113,149
Income tax expense	27,270	27,421	60,285	60,988
Interest expense, net	3,010	860	5,788	2,442
Depreciation and amortization	32,598	30,468	76,065	70,285

EBITDA	114,033	110,509	252,656	246,864
Asset impairment and facility closure costs	—	2,275	—	2,275
Pension plan settlement loss	4,641	—	4,641	—

Adjusted EBITDA	$118,674	$112,784	$257,297	$249,139

Sales	$935,025	$888,795	$2,139,377	$2,034,840
Adjusted EBITDA margin	12.7%	12.7%	12.0%	12.2%

	Reconciliation of Adjusted EBITDA to Cash Flow from Operations
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 28 Week Period Ended	For the 28 Week Period Ended
	July 16, 2016	July 18, 2015	July 16, 2016	July 18, 2015
Adjusted EBITDA	$118,674	$112,784	$257,297	$249,139
Adjustments to reconcile net income to net cash provided by operating activities	7,193	9,668	11,771	22,110
Pension contributions and changes in assets and liabilities	(17,796)	5,615	(4,497)	10,390
Income taxes	(27,270)	(27,421)	(60,285)	(60,988)
Interest expense, net	(3,010)	(860)	(5,788)	(2,442)
Asset impairment and facility closure costs	—	(2,275)	—	(2,275)
Pension plan settlement loss	(4,641)	—	(4,641)	—

Cash Flow From Operations	$73,150	$97,511	$193,857	$215,934

	Reconciliation of Net Income to Adjusted Net Income
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 28 Week Period Ended	For the 28 Week Period Ended
	July 16, 2016	July 18, 2015	July 16, 2016	July 18, 2015
Net income	$51,155	$51,760	$110,518	$113,149
Asset impairment and facility closure costs	—	1,476	—	1,476
Pension plan settlement loss	2,854	—	2,854	—

Adjusted net income	$54,009	$53,236	$113,372	$114,625

	Reconciliation of EBIT to Adjusted EBIT and Adjusted EBITDA - DSD
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 28 Week Period Ended	For the 28 Week Period Ended
	July 16, 2016	July 18, 2015	July 16, 2016	July 18, 2015
EBIT	$80,135	$78,071	$172,084	$177,265
Asset impairment and facility closure costs	—	2,275	—	2,275

Adjusted EBIT	80,135	80,346	172,084	179,540
Depreciation and amortization	27,980	26,995	65,054	62,175

Adjusted EBITDA	$108,115	$107,341	$237,138	$241,715

Sales	$785,767	$751,969	$1,784,770	$1,718,132
Adjusted EBITDA margin	13.8%	14.3%	13.3%	14.1%

	Reconciliation of EBIT to EBITDA - Warehouse
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 28 Week Period Ended	For the 28 Week Period Ended
	July 16, 2016	July 18, 2015	July 16, 2016	July 18, 2015
EBIT	$15,710	$13,976	$34,451	$30,274
Depreciation and amortization	4,599	3,591	10,877	8,371

EBITDA	$20,309	$17,567	$45,328	$38,645

Sales	$149,258	$136,826	$354,607	$316,708
EBITDA margin	13.6%	12.8%	12.8%	12.2%

	Reconciliation of EBIT to Adjusted EBIT and Adjusted EBITDA - Corporate
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 28 Week Period Ended	For the 28 Week Period Ended
	July 16, 2016	July 18, 2015	July 16, 2016	July 18, 2015
EBIT	$(14,410)	$(12,006)	$(29,944)	$(30,960)
Pension plan settlement loss	4,641	—	4,641	—

Adjusted EBIT	$(9,769)	$(12,006)	$(25,303)	$(30,960)
Depreciation and amortization	19	(118)	134	(261)

Adjusted EBITDA	$(9,750)	$(12,124)	$(25,169)	$(31,221)

	Reconciliation of Earnings per Share - Full Year Fiscal 2016 Guidance
	Range Estimate
Net income per diluted common share	$0.88	to	$0.93
Pension plan settlement loss	0.02		0.02

Adjusted net income per diluted common share	$0.90	to	$0.95

Flowers Foods, Inc.

Sales Bridge

For the 12 Week Period Ended July 16, 2016	Volume	Net Price/Mix	12 week vs. 12 Week Excluding Acquisitions	Acquisitions	Total Sales Change
Direct-Store-Delivery	-1.8%	0.9%	-0.9%	5.4%	4.5%
Warehouse Delivery	5.8%	-3.3%	2.5%	6.6%	9.1%
Total Flowers Foods	0.1%	-0.5%	-0.4%	5.6%	5.2%

For the 28 Week Period Ended July 16, 2016	Volume	Net Price/Mix	28 week vs. 28 Week Excluding Acquisitions	Acquisitions	Total Sales Change
Direct-Store-Delivery	-1.5%	0.5%	-1.0%	4.9%	3.9%
Warehouse Delivery	6.3%	-2.7%	3.6%	8.4%	12.0%
Total Flowers Foods	0.4%	-0.7%	-0.3%	5.4%	5.1%